Exhibit 99.2

For Immediate Release

HF2 FINANCIAL MANAGEMENT INC.
RELEASES UPDATED INVESTOR PRESENTATION

Denver, Colorado, December 15, 2014 – HF2 Financial Management Inc. (“HF2”) (NASDAQ: HTWO), a special purpose acquisition company, announced today that it has filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K with an updated investor presentation with respect to its planned acquisition of a majority equity interest in ZAIS Group Parent, LLC (“ZAIS”), the sole member of ZAIS Group, LLC. HF2 previously announced on September 17, 2014 that it had entered into a definitive agreement with ZAIS with respect to this transaction. This presentation may be accessed on the SEC’s website at http://www.sec.gov.

About ZAIS

Founded by Christian Zugel in 1997, ZAIS Group, LLC is an investment management company focusing on investments in structured credit strategies with approximately $4.7 billion of assets under management as of September 30, 2014. Based in Red Bank, NJ with operations in London and Shanghai, the Company employs over 120 professionals across investment management, client relations, information technology, analytics, law, compliance, risk management and operations.

About HF2

HF2 Financial Management Inc. (NASDAQ: HTWO) was formed on October 5, 2012 for the purpose of acquiring one or more businesses in the financial services industry. HF2’s registration statement for its initial public offering was declared effective on March 21, 2013, and the offering closed on March 27, 2013, generating net proceeds of approximately $185.9 million from the sale of 19.2 million Class A Shares, including full exercise of the underwriters’ over-allotment option and Class A Shares purchased by HF2’s founders in a concurrent private placement. As of September 30, 2014, HF2 held approximately $184.8 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

Company Contacts:
Bruce Cameron	Mike Szymanski
Chairman and Chief Executive Officer	President
HF2 Financial Management Inc.	ZAIS Group, LLC
Tel: 212-207-1000	Tel: 732-212-2386
bcameron@hf2financial.com	mszymanski@zaisgroup.com

Media Contact:
Doug Donsky
FTI Strategic Communications
Tel: 212-850-5740
Doug.donsky@fticonsulting.com

Forward Looking Statements

This press release, and other statements that HF2 may make, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, for example, statements about (1) the ability to complete and the benefits of the transaction with the Company; and (2) HF2’s and the Company’s future financial or business performance, strategies, growth initiatives and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

HF2 cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and HF2 assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in HF2’s filings with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the inability of HF2 to consummate the transaction with the Company and realize the benefits of such transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its management and key employees; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement between HF2 and the Company for the business combination; (3) the outcome of any legal proceedings that may be instituted against HF2, the Company or others following announcement of the proposed transaction; (4) the inability to meet Nasdaq’s listing standards following the proposed transaction; (5) the risk that the proposed transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the transactions described herein; (6) costs related to the proposed transaction; (7) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (8) the relative and absolute investment performance of advised or sponsored investment products; (9) the impact of capital improvement projects; (10) the impact of future acquisitions or divestitures; (11) the unfavorable resolution of legal proceedings; (12) the extent and timing of any share repurchases; (13) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (14) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to HF2; (15) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and HF2; (16) the ability to attract and retain highly talented professionals; and (17) the impact of changes to tax legislation and, generally, the tax position of HF2.

HF2’s filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss, and HF2’s definitive proxy statement in connection with the stockholder vote on the proposed transaction will discuss, these factors in more detail and identify additional factors that can affect forward-looking statements.

Additional Information and Where to Find It

HF2 has filed a preliminary proxy statement on Schedule 14A with the SEC on October 31, 2014 and intends to file with the SEC a definitive proxy statement on Schedule 14A in connection with the stockholder vote on the proposed transaction. STOCKHOLDERS OF HF2 AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE COMPANY’S PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, HF2’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the preliminary proxy statement and definitive proxy statement once available, and other relevant documents, without charge, at the SEC’s Internet site http://www.sec.gov or by contacting HF2’s secretary at HF2 Financial Management Inc., 999 18th Street, Suite 3000, Denver, Colorado 80202. As a result of the review by the SEC of the proxy statement, HF2 may be required to make changes to its description of the Company or other financial or statistical information contained in the proxy statement.

Participants in the Solicitation

HF2 and its directors and officers and EarlyBirdCapital, Inc. (EBC) and Sandler O’Neill & Partners, L.P. (SOP), the underwriters of HF2’s initial public offering, may be deemed participants in the solicitation of proxies to HF2’s stockholders with respect to the proposed transaction. A list of the names of HF2’s directors and officers and a description of their interests in HF2 is contained in HF2’s Annual Report on Form 10-K, which was filed with the SEC on March 31, 2014, and will also be contained in the definitive proxy statement for the proposed transaction when available. EBC’s and SOP’s interests in HF2 is contained in HF2’s Annual Report on Form 10-K, which was filed with the SEC on March 31, 2014, and the Merger and Acquisition Agreement by and among HF2, EBC and SOP, which is an exhibit to such report, and will also be contained in the definitive proxy statement for the proposed transaction when available. Information about the Company and its officers and directors will also be included in the definitive proxy statement for the proposed transaction.